EXHIBIT 99.2

UNAUDITED CONDENSED COMBINED PRO FORMA INFORMATION OF IFF AND THE N&B BUSINESS

The following unaudited condensed combined pro forma financial statements and notes thereto have been prepared by IFF in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Transactions (as defined below). The Merger (as defined below) is accounted for under the acquisition method of accounting in accordance with ASC 805. The unaudited condensed combined pro forma financial information contains only adjustments that depict the accounting for the Transactions required by U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

On February 1, 2021 (the “Closing Date”), International Flavors & Fragrances Inc. (“IFF”) consummated the previously announced combination of IFF and the Nutrition & Biosciences business (the “N&B Business”) of DuPont de Nemours, Inc. (“DuPont”) pursuant to that certain Agreement and Plan of Merger dated as of December 15, 2019 (the “Merger Agreement”), by and among DuPont, Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of DuPont (“N&B”), IFF, and Neptune Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of IFF (“Merger Sub I”) and that certain Separation and Distribution Agreement, dated as of December 15, 2019, and amended on January 22, 2021 and February 1, 2021 (as amended, the “Separation Agreement”), by and among IFF, DuPont, N&B and Neptune Merger Sub II LLC (the transactions contemplated by the Transaction Documents (as defined in the Merger Agreement), the “Transactions”).

The Transactions were completed on the Closing Date in accordance with the Merger Agreement and the Separation Agreement, pursuant to which and subject to the terms and conditions therein, (1) DuPont transferred the N&B Business to N&B (generally referred to herein as the Separation), (2) N&B made a cash distribution to DuPont equal to $7,359,477, subject to post-closing adjustment pursuant to the terms of the Separation Agreement, (3) DuPont distributed to its stockholders all of the issued and outstanding shares of N&B common stock by way of an exchange offer (generally referred to herein as the Distribution) and (4) Merger Sub I merged with and into N&B, with N&B as the surviving corporation (generally referred to herein as the Merger). As a result of the Merger, the existing shares of N&B common stock were automatically converted into the right to receive a number of shares of IFF common stock. After the Merger was completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution owned approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger owned approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases.

IFF is determined to be the legal and accounting acquirer of N&B. In identifying IFF as the accounting acquirer, the companies considered the structure of the Transactions and other actions contemplated by the Merger Agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of IFF and the N&B Business and the designation of certain senior management positions of the combined company.

The unaudited condensed combined pro forma financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and accompanying notes for the applicable periods:

•

IFF’s audited consolidated financial statements for the year ended December 31, 2019 included in IFF’s Annual Report on Form 10-K which was filed with the SEC on March 3, 2020 (except for items recast in its Current Report on Form 8-K filed with the SEC on June 18, 2020);

•	IFF’s unaudited consolidated financial statements for the nine months ended September 30, 2020 included in IFF’s Form 10-Q which was filed with the SEC on November 9, 2020; and

•

The N&B Business’s audited combined financial statements for the year ended December 31, 2019 and unaudited combined financial statements for the nine months ended September 30, 2020 included in this filing.

The unaudited condensed combined pro forma statements of income for the year ended December 31, 2019 and the nine months ended September 30, 2020 combine the historical consolidated statements of income and comprehensive income of IFF and the historical combined statements of operations for the N&B Business, giving effect to the Transactions as if they had been consummated on January 1, 2019, the beginning of the earliest period presented. The unaudited condensed combined pro forma balance sheet combines the historical unaudited consolidated balance sheet of IFF as of September 30, 2020 and the historical unaudited condensed combined balance sheet of the N&B Business as of September 30, 2020, giving effect to the Transactions as if they had been consummated on September 30, 2020. The unaudited condensed combined pro forma financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited condensed combined pro forma financial information.

IFF has historically operated on a 52/53-week fiscal year on the Friday nearest to the last day of the year or the quarter, which was January 3, 2020 for fiscal year 2019 and October 2, 2020 for the third quarter of fiscal year 2020. The N&B Business reports its results of operations on a calendar year basis. The differences in the periods were not significant to the unaudited condensed combined pro forma financial statements. For ease of presentation, September 30 and December 31 are used consistently throughout the financial statements and notes to represent the period-end dates.

The historical combined financial statements of the N&B Business have been derived from DuPont’s accounting records as if the N&B Business’s operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the SEC. The historical combined financial statements of the N&B Business may not be indicative of what they would have been had the N&B Business actually been an independent stand-alone entity, nor are they necessarily indicative of the N&B Business’s future results of operations and financial position. The combined statements of operations and comprehensive (loss) income of the N&B Business reflect allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and Dow-DuPont (“DWDP”) integration activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the N&B Business and DuPont considers these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the N&B Business, in the aggregate. The allocations may not, however, reflect the expenses the N&B Business would have incurred as a stand-alone company for the periods presented. See Note 1 to the N&B Business’s financial statements included elsewhere in this filing.

As a separate reporting segment of DuPont, the N&B Business has been able to receive services from DuPont. Following the Transactions, IFF will need to replace these services either by providing them internally from IFF’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of the N&B Business and the combined company following the Merger. While DuPont will provide certain services on a transitional basis pursuant to the Transition Services Agreements entered into by DuPont and N&B on the Closing Date (the “Transition Services Agreements”), the duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business.

The unaudited condensed combined pro forma financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger or potential divestitures that may occur prior to, or subsequent to, the completion of the Merger or any acquisition and integration costs that may be incurred.

The unaudited condensed combined pro forma financial information is being presented for illustrative purposes only and, therefore, is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved by the combined company for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of the combined company that may occur in the future. The unaudited condensed combined pro forma financial information has been prepared by IFF management and is based on the estimates and assumptions set forth in the notes to such information. The pro forma adjustments included in this document are preliminary and subject to modification based on changes in interest rates, changes in share prices, the final determination of the fair value of the assets acquired and liabilities assumed, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the condensed combined pro forma financial statements presented in this filing.

The pro forma purchase price allocation of the N&B Business’s assets acquired and liabilities assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon available information and certain assumptions that IFF management believes are factually supportable as of the date of this document. The process of evaluating accounting policies for conformity is still in the preliminary stages. The completion of the valuation, accounting for the Transactions and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the combined statements of income. IFF management is currently performing a detailed review of the N&B Business’s accounting policies and may identify additional differences, which could have a material impact on the unaudited combined pro forma financial information.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(In USD thousands)

			Transaction Accounting Adjustments
	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Assets
Current assets:
Cash and cash equivalents	$469,840	$—	$198,422	5	$(91,868)	8a	$576,394
Restricted cash	12,841	—	—		—		12,841
Trade receivables	928,625	954,098	—		—		1,882,723
Inventories	1,151,281	1,438,467	—		422,633	7	3,012,381
Prepaid expenses and other current assets	383,618	222,842	—		—		606,460

Total current assets	2,946,205	2,615,407	198,422		330,765		6,090,799
Property, plant and equipment, net	1,380,423	2,988,527	22,356	4b	400,217	7	4,791,523
Goodwill	5,427,482	11,406,009	—		(22,548)	7	16,810,943
Other intangible assets, net	2,675,482	3,360,279	(290,813)	4c	6,041,784	7	11,786,732
Deferred income tax assets	—	26,684	41,610	8b	—		68,294
Restricted cash	845	6,205,817	(6,205,817)	5	—		845
Other assets	654,937	426,170	402,270	5	—		1,483,377

Total assets	$13,085,374	$27,028,893	$(5,831,972)		$6,750,218		$41,032,513

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings, overdrafts and current portion of long-term debt	$440,962	$—	$102,082	4f	$—		$543,044
Accounts payable	505,259	559,506	—		—		1,064,765
Other current liabilities	670,038	437,897	10,399	5	(12,907)	8a	1,105,427

Total current liabilities	1,616,259	997,403	112,481		(12,907)		2,713,236
Long-term debt	3,890,762	6,191,782	1,248,237	5	243,738	7	11,574,519
Retirement liabilities	257,993	49,793	148,343	4a	—		456,129
Deferred income taxes	612,744	869,809	(68,691)	8b	1,623,940	7	3,037,802
Other liabilities	517,296	287,137	380,154	5	—		1,184,587

Total liabilities	6,895,054	8,395,924	1,820,524		1,854,771		18,966,273

Redeemable noncontrolling interests	100,005	—	—		—		100,005
Shareholders’ equity:
Common stock	16,066	—	—		17,718	6	33,784
Capital in excess of par value	3,847,824	—	—		15,911,075	6	19,758,899
Retained earnings	4,170,894	—	—		(78,961)	8a	4,091,933
Parent company net investment	—	19,156,971	(7,591,278)	5	(11,565,693)	6	—
Accumulated other comprehensive income (loss)	(939,419)	(550,090)	(61,218)	4a	611,308	6	(939,419)
Treasury stock, at cost	(1,017,158)	—	—		—		(1,017,158)

Total shareholders’ equity	6,078,207	18,606,881	(7,652,496)		4,895,447		21,928,039

Noncontrolling interests	12,108	26,088	—		—		38,196

Total shareholders’ equity including NCI	6,090,315	18,632,969	(7,652,496)		4,895,447		21,966,235

Total liabilities and shareholders’ equity	$13,085,374	$27,028,893	$(5,831,972)		$6,750,218		$41,032,513

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 7, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in USD thousands, except per share amounts)

			Transaction Accounting Adjustments
	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Net sales	$3,814,166	$4,556,710	$—		$—		$8,370,876
Cost of goods sold	2,242,030	2,966,194	—		26,101	7	5,234,325

Gross profit	1,572,136	1,590,516	—		(26,101)		3,136,551

Research and development expenses	256,825	195,524	—		—		452,349
Selling and administrative expenses	694,641	829,394	—		—		1,524,035
Restructuring and other charges, net	8,299	11,388	—		—		19,687
Amortization of acquisition-related intangibles	144,922	1,063,820	(836,461)	4c	186,261	7	558,542
Losses (gains) on sales of fixed assets	1,568	—	—		—		1,568

Total expenses	1,106,255	2,100,126	(836,461)		186,261		2,556,181

Operating profit (loss)	465,881	(509,610)	836,461		(212,362)		580,370
Interest expense	99,046	54,447	124,145	5	(12,700)	7	264,938
Other expense (income), net	4,762	6,516	—		—		11,278

Total other (income) expense	103,808	60,963	124,145		(12,700)		276,216
Income (loss) before taxes	362,073	(570,573)	712,316		(199,662)		304,154
Taxes on income (loss)	61,265	(121,944)	177,335	8b	(49,257)	8b	67,399

Net income (loss)	300,808	(448,629)	534,981		(150,405)		236,755
Net income (loss) attributable to noncontrolling interests	5,169	(126)	—		—		5,043

Net income (loss) attributable to common shareholders	$295,639	$(448,503)	$534,981		$(150,405)		$231,712

Net income per share — basic	$2.68	$—					$0.91
Net income per share — diluted	$2.64	$—					$0.91
Average number of shares outstanding - basic	112,148						253,888
Average number of shares outstanding - diluted	113,631						255,371

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 7, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in USD thousands, except per share amounts)

			Transaction Accounting Adjustments
	Historical IFF	Historical N&B Business after reclassification (Note 3)	Pre-merger adjustments	Note	Merger adjustments	Note	Pro forma combined
Net sales	$5,140,084	$6,076,156	$—		$—		$11,216,240
Cost of goods sold	3,027,336	4,043,065	—		457,434	7	7,527,835

Gross profit	2,112,748	2,033,091	—		(457,434)		3,688,405

Research and development expenses	346,128	287,754	—		—		633,882
Selling and administrative expenses	876,121	968,605	—		91,868	8a	1,936,594
Restructuring and other charges, net	29,765	117,350	—		—		147,115
Amortization of acquisition-related intangibles	193,097	349,284	(47,969)	4c	250,179	7	744,591
Goodwill and equity method investment impairment	—	736,566	—		—		736,566
Losses (gains) on sales of fixed assets	2,367	(13,000)	—		—		(10,633)

Total expenses	1,447,478	2,446,559	(47,969)		342,047		4,188,115

Operating profit (loss)	665,270	(413,468)	47,969		(799,481)		(499,710)
Interest expense	138,221	2,094	174,044	5	(16,934)	7	297,425
Other expense (income), net	(30,403)	4,623	—		—		(25,780)

Total other (income) expense	107,818	6,717	174,044		(16,934)		271,645
Income (loss) before taxes	557,452	(420,185)	(126,075)		(782,547)		(771,355)
Taxes on income (loss)	97,184	51,370	(28,453)	8b	(167,037)	8b	(46,936)

Net income (loss)	460,268	(471,555)	(97,622)		(615,510)		(724,419)
Net income (loss) attributable to noncontrolling interests	4,395	552	—		—		4,947

Net income (loss) attributable to common shareholders	$455,873	$(472,107)	$(97,622)		$(615,510)		$(729,366)

Net income (loss) per share — basic	$4.05	$—					$(2.87)
Net income (loss) per share — diluted	$4.00	$—					$(2.87)
Average number of shares outstanding - basic	111,966						253,706
Average number of shares outstanding - diluted	113,307						253,706

See the accompanying “Notes to the Unaudited Condensed Combined Pro Forma Financial Statements” beginning on page 7, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

IFF AND THE N&B BUSINESS

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

(In USD thousands, except share and per share data)

1)	DESCRIPTION OF TRANSACTION

On February 1, 2021, IFF consummated the previously announced combination of IFF and the N&B Business in accordance with the Merger Agreement and Separation Agreement, pursuant to which and subject to the terms and conditions therein:

•	DuPont transferred the N&B Business to N&B,

•

N&B made a cash distribution to DuPont equal to $7,359,477 in accordance with the calculation prescribed in the Separation Agreement and subject to post-closing adjustment pursuant to the terms of the Separation Agreement,

•	DuPont distributed to its stockholders all of the issued and outstanding shares of N&B common stock by way of an exchange offer, and

•	Merger Sub I merged with and into N&B, with N&B as the surviving corporation.

As a result of the Merger, the existing shares of N&B common stock were automatically converted into the right to receive a number of shares of IFF common stock. Subsequent to the Merger being completed, holders (or, if such holders exchange all of their shares of DuPont common stock in the Exchange Offer, also former holders) of DuPont’s common stock that received shares of N&B common stock in the Distribution owned approximately 55.4% of the outstanding shares of IFF common stock on a fully diluted basis and existing holders of IFF common stock immediately prior to the Merger owned approximately 44.6% of the outstanding shares of IFF common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger stockholder bases. The Distribution and the Merger are a Reverse Morris Trust transaction and are expected to be tax-free to DuPont stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to DuPont stockholders in lieu of fractional shares in the Distribution or the Merger.

As described above, prior to the Distribution, N&B made the Special Cash Payment to DuPont amounting to $7,359,477 in cash, in accordance with the calculation prescribed in the Separation Agreement and subject to post-closing adjustment pursuant to the terms of the Separation Agreement.

The Special Cash Payment was funded by newly issued debt treated as assumed by the combined company in the Merger pursuant to ASC 805. See Note 5 for more details.

2)	BASIS OF PRESENTATION

The unaudited condensed combined pro forma financial statements are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” after giving effect to the Merger and other adjustments related to the Transactions. The Merger is being accounted for as a business combination with IFF as the legal and accounting acquirer. The unaudited condensed combined pro forma statements of income are presented as if these Transactions occurred on January 1, 2019. The unaudited condensed combined pro forma balance sheet is presented as if these Transactions occurred on September 30, 2020.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under U.S. GAAP. Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). IFF has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The unaudited condensed combined pro forma financial statements are derived from IFF’s historical consolidated financial statements and the N&B Business’s historical combined financial statements for each period presented. The N&B Business’s historical combined financial statements have been prepared on a “carve-out” basis from DuPont’s consolidated financial statements using the historical results of operations, assets and liabilities of the N&B Business and include allocations of expenses from DuPont. All of the allocations and estimates in such financial statements are based on assumptions that DuPont’s management believes are reasonable, in the aggregate. As a result, the N&B Business’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had the N&B Business been an independent, stand-alone entity during the periods presented.

The preparation of unaudited condensed combined pro forma financial statements requires IFF and N&B management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited condensed combined pro forma financial statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Based on a preliminary review of the accounting policies of IFF and the N&B Business, IFF is not aware of any differences that would have a material impact on the unaudited condensed combined pro forma financial statements. IFF is currently performing a full and detailed review of the N&B Business’s accounting policies and financial statements. As a result of the review, accounting policy differences may be identified and these differences, when identified, could have a material impact on the unaudited pro forma financial statements. Certain items included in the N&B Business’s historical combined financial statements have been reclassified to conform to IFF’s basis of presentation (See Note 3).

3)	RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been made on a preliminary basis to the historical presentation of combined statements of operations and condensed combined balance sheet of the N&B Business included within the unaudited condensed combined pro forma financial information to conform to the financial statement presentation of IFF. IFF is currently performing a full and detailed review of the N&B Business’s accounting policies and financial statements. As a result of that review, IFF may identify additional differences between the accounting policies and financial statements presentation of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. The following tables indicate the reclassification made for the purpose of unaudited pro forma financial statements included in this filing:

Balance Sheet Reclassifications

As of September 30, 2020

(In USD thousand)

	Historical N&B Business	Reclassification adjustment	Note	Historical N&B Business after reclassification
Current assets:
Accounts and notes receivable, net	$1,123,784	$(1,123,784)	3a,3b	$—
Trade receivables	—	954,098	3a	954,098
Inventories	1,438,467	—		1,438,467
Prepaid expenses and other current assets	53,156	169,686	3b	222,842

Total current assets	2,615,407	—		2,615,407

Noncurrent assets:
Property, plant and equipment, net	2,988,527	—		2,988,527
Goodwill	11,406,009	—		11,406,009
Other intangible assets, net	3,360,279	—		3,360,279
Deferred income tax assets	26,684	—		26,684
Restricted cash	6,205,817	—		6,205,817
Other assets	426,170	—		426,170

Total noncurrent assets	24,413,486	—		24,413,486

Total assets	$27,028,893	$—		$27,028,893

Liabilities and equity:
Current liabilities
Accounts payable	$680,460	$(120,954)	3c	$559,506
Employee compensation and benefits	128,201	(128,201)	3d	—
Income taxes payable	70,219	(70,219)	3d	—
Accrued and other current liabilities	118,523	(118,523)	3d	—
Other current liabilities	—	437,897	3c,3d	437,897

Total current liabilities	997,403	—		997,403

Non-current liabilities
Long-term debt	6,191,782	—		6,191,782
Deferred income taxes	869,809	—		869,809
Retirement liabilities	—	49,793	3e	49,793
Other liabilities	336,930	(49,793)	3e	287,137

Total noncurrent liabilities	7,398,521	—		7,398,521

Total liabilities	8,395,924	—		8,395,924
Equity
Parent company net investment	19,156,971	—		19,156,971
Accumulated other comprehensive loss	(550,090)	—		(550,090)

Total N&B equity	18,606,881	—		18,606,881
Noncontrolling interests	26,088	—		26,088

Total equity	18,632,969	—		18,632,969

Total liabilities and equity	$27,028,893	$—		$27,028,893

The following items represent certain reclassifications of the historical N&B Business’s financial statement line items to conform to the expected financial statement line items of the combined company including:

Statement of Income Reclassifications

For the nine months ended September 30, 2020

(In USD thousand)

	Historical N&B Business	Reclassification adjustment	Note	Historical N&B Business after reclassification
Revenue:
Net sales	$4,556,710	$—		$4,556,710
Cost of goods sold	2,966,194	—		2,966,194

Gross profit	1,590,516	—		1,590,516

Research and development expenses	195,524	—		195,524
Selling and administrative expenses	478,688	350,706	3f	829,394
Amortization of acquisition-related intangibles	1,063,820	—		1,063,820
Restructuring and asset related charges, net	11,388	(11,388)	3g	—
Restructuring and other charges, net	—	11,388	3g	11,388
Integration and separation costs	350,706	(350,706)	3f	—
Interest expense	—	54,447	3h	54,447
Other expense (income), net	60,963	(54,447)	3h	6,516

Loss before income taxes	(570,573)	—		(570,573)
Taxes on (loss) income	(121,944)	—		(121,944)

Net loss	(448,629)	—		(448,629)
Net loss attributable to noncontrolling interests	(126)	—		(126)

Net loss attributable to N&B’s shareholders	$(448,503)	$—		$(448,503)

Statement of Income Reclassifications

For the year ended December 31, 2019

(In USD thousand)

	Historical N&B Business (audited)	Reclassification adjustment	Note	Historical N&B Business after reclassification
Revenue:
Net sales	$6,076,156	$—		$6,076,156
Cost of goods sold	4,043,065	—		4,043,065

Gross profit	2,033,091	—		2,033,091

Research and development expenses	287,754	—		287,754
Selling and administrative expenses	704,426	264,179	3f	968,605
Amortization of acquisition-related intangibles	349,284	—		349,284
Restructuring and asset related charges, net	180,350	(180,350)	3g	—
Restructuring and other charges, net	—	117,350	3g	117,350
Goodwill impairment charge	673,566	(673,566)	3i	—
Goodwill and equity method investment impairment	—	736,566	3g,3i	736,566
Losses (gains) on sales of fixed assets	—	(13,000)	3j	(13,000)
Integration and separation costs	264,179	(264,179)	3f	—
Interest expense	—	2,094	3h	2,094
Other expense (income), net	(6,283)	10,906	3h,3j	4,623

Loss before income taxes	(420,185)	—		(420,185)
Taxes on (loss) income	51,370	—		51,370

Net loss	(471,555)	—		(471,555)
Net income (loss) attributable to noncontrolling interests	552	—		552

Net loss attributable to N&B’s shareholders	$(472,107)	$—		$(472,107)

The following items represent certain reclassifications of the historical N&B Business’s financial statement line items to conform to the expected financial statement line items of the combined company including:

Balance sheet items:

a)	Accounts receivable, net of $954,098 included in Accounts and notes receivable, net have been reclassified to Trade receivables;

b)	Notes receivable and other miscellaneous receivables of $169,686 included in Accounts and notes receivable, net have been reclassified to Prepaid expenses and other current assets;

c)	Other payables of $120,954 included in Accounts payable have been reclassified to Other current liabilities;

d)	Employee compensation and benefits, Income taxes payable and Accrued and other current liabilities have been combined into Other current liabilities;

e)	Net funded status of single employer plans amounting to $49,793 included in Other liabilities have been reclassified to Retirement liabilities.

Statement of income items:

f)

Integration and separation costs of $350,706 and $264,179 for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively, have been reclassified to Selling and administrative expenses;

g)

Equity method investment impairment loss of $63,000 for the year ended December 31, 2019, included in Restructuring and asset related charges, net has been reclassified to Goodwill and equity method investment impairment, and remaining expenses included in Restructuring and asset related charges, net have been reclassified to Restructuring and other charges, net for the nine months ended September 30, 2020 and for the year ended December 31, 2019;

h)

Interest expense, including amortization of financing fee, of $54,447 and $2,094 for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively, included in Other expense (income), net have been reclassified to Interest expense;

i)	Goodwill impairment charge for the year ended December 31, 2019 has been reclassified to Goodwill and equity method investment impairment;

j)	Gains on sale of assets of $13,000 for the year ended December 31, 2019 included in Other expense (income), net have been reclassified to Losses (gains) on sales of fixed assets.

4)	SEPARATION ADJUSTMENTS

The N&B Business’s historical combined financial statements include certain assets and liabilities that have historically been held at the DuPont corporate level but are specifically identifiable or otherwise attributable to the N&B Business. In addition, the historical statements of operations for the N&B Business reflect allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and restructuring and DWDP integration activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of the N&B Business and DuPont consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the N&B Business, in the aggregate. The allocations may not, however, reflect the expenses the N&B Business would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the N&B Business had been a stand-alone company could have been materially different (higher or lower) and would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the Transactions, certain functions such as information technology and infrastructure will be performed by IFF (utilizing IFF’s existing capabilities, the N&B Business’s own resources acquired by IFF as part of the Transactions, or a combination of both) or third-party service providers. For an interim period, however, some of these functions will continue to be provided by DuPont under the Transition Services Agreements. The duration of such services is generally limited to no longer than three years from the date of the Separation for information technology services and no longer than two years from the date of the Separation for all other services and the total of service fees payable by N&B (and as such a cost of the combined company) may not exceed $45 million in any calendar year, and as such any costs or expenses in excess of that for services provided will be borne by DuPont. IFF may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the N&B Business currently receives from DuPont. The costs for these services could in the aggregate be higher than the combination of IFF’s current costs and those reflected in the historical financial statements of the N&B Business.

In accordance with the Separation Agreement, certain assets and liabilities have been transferred by DuPont to N&B that are currently not reflected in the historical balance sheet of the N&B Business. In addition, the historical balance sheet of the N&B Business reflects certain assets that were not acquired and certain liabilities that were not assumed as part of the Transactions. Therefore, the following adjustments are included in the unaudited condensed combined pro forma balance sheet and in the unaudited condensed combined pro forma statements of income to reflect the impact of inclusion or exclusion of these costs, assets and liabilities, as necessary:

a)

Pro forma adjustments have been posted to reflect the impact of defined benefit plans of DuPont that have been transferred to N&B as part of the Separation. The costs, assets, and liabilities associated with the single-employer plans are reflected in the historical combined financial statements of the N&B Business. In addition to the single-employer plans, DuPont offers both funded and unfunded noncontributory defined benefit pension plans in certain non-U.S. jurisdictions that are shared amongst its businesses, including the N&B Business, and the participation of its employees and retirees in these plans is reflected in the historical combined financial statements of the N&B Business as though the N&B Business participated in a multiemployer plan with DuPont. A proportionate share of the cost associated with these defined benefit plans is reflected in the historical combined financial statements of the N&B Business, while any assets and liabilities associated with these defined benefit plans are retained by DuPont and are not recorded on the historical combined financial statements of the N&B Business. As part of the Separation, specific pension plan assets and benefit obligations of these defined benefit plans, not reflected in the historical financial statements, were also transferred to N&B. These adjustments are based on an actuarial valuation performed based on Management’s preliminary analysis of participant’s data and reflect the following impact on the unaudited condensed combined pro forma balance sheet:

•	An increase of $148,343 in Retirement liabilities related to the defined benefit plans of employees transferring to IFF;

•	An increase of $236 in Other assets for the net defined benefit asset position of the plans which are overfunded;

•	An increase of $41,610 in Deferred income tax assets related to the tax effect of aforementioned defined benefit plans; and

•

A decrease of $45,279 to Parent company net investment and a decrease of $61,218 to Accumulated other comprehensive income (loss) for the related impact of the aforesaid defined benefit plans attributed to transferred employees of the N&B Business.

b)

A pro forma adjustment has been posted to reflect the impact of the inclusion of the Property, plant and equipment that are not reflected on the N&B Business’s historical combined balance sheet but have been transferred to N&B as part of the Separation. This adjustment is based on a preliminary analysis performed by Management and reflects the following impact on the unaudited condensed combined pro forma balance sheet:

•	An increase of $22,356 in Property, plant and equipment, net related to the fixed assets transferring to IFF; and

•	An increase of $22,356 to Parent company net investment related to the impact of the inclusion of the aforementioned Property, plant and equipment.

No pro forma adjustment for incremental depreciation has been recognized as the depreciation related to such assets is currently reflected on the N&B Business’s historical combined statements of operations by way of corporate expense allocation. The tax impact of this pro forma adjustment was determined to be immaterial.

c)

A pro forma adjustment has been posted to reflect the impact of the exclusion of certain tradenames that are currently reflected on the N&B Business’s historical combined balance sheet but have not been acquired by IFF as part of the Transactions. This adjustment is based on the unamortized value of the tradenames as of September 30, 2020 and reflects the following impact on the unaudited condensed combined pro forma balance sheet:

•	A decrease of $290,813 in Other intangible assets, net related to tradenames not transferring to IFF;

•	A decrease of $71,366 in Deferred income taxes related to the tax effect of exclusion of aforementioned tradenames; and

•	A decrease of $219,447 to Parent company net investment related to the corresponding impact of these adjustments.

Additionally, a pro forma adjustment has been posted to reverse the amortization expense related to such tradenames that is currently reflected on the N&B Business’s historical combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019. This adjustment reflects the following impact on the unaudited condensed combined pro forma statements of income:

•	A decrease in Amortization of acquisition-related intangibles of $836,461 for the nine months ended September 30, 2020 and of $47,969 for the year ended December 31, 2019; and

•

An increase in Taxes on income (loss) of $205,268 for the nine months ended September 30, 2020 and of $10,707 for the year ended December 31, 2019 related to the tax effect of such amortization expenses.

d)

A pro forma adjustment has been posted to reflect the impact of certain new facilities lease agreements that were entered into between DuPont and N&B prior to the Separation, which were assumed by IFF as part of the Transactions. This adjustment is based on a preliminary analysis performed by Management and reflects the following impact on the unaudited condensed combined pro forma balance sheet:

•	An increase of $21,880 and $290,326 in Other current liabilities and Other liabilities, respectively, related to the current and non-current portion of the lease liability; and

•	An increase of $312,206 in Other assets related to the Right-of-Use assets in relation to such leases.

No pro forma adjustment for lease expense has been recognized, as the expenses related to such facilities are currently reflected on the N&B Business’s historical combined statements of operations by way of corporate expense allocation. The tax impact of this pro forma adjustment was determined to be immaterial.

e)

In connection with the Transactions, DuPont, N&B and IFF entered into the Tax Matters Agreement to govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of any failure of the Distribution, the Mergers (as defined in the Merger Agreement) or certain related transactions to qualify as tax-free for U.S. federal income tax purposes, and the apportionment of tax attributes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. The unaudited pro forma consolidated balance sheet as of September 30, 2020 does not reflect certain tax asset and liability balances that may be included pursuant to the implementation of the Tax Matters Agreement. Management anticipates additional impacts from the Tax Matters Agreement; however, the full financial impact cannot be determined at this time. A pro forma adjustment has been posted to reflect the impact of certain tax receivables which, upon receipt will be reimbursed to DuPont as specified in the Tax Matters Agreement. This adjustment has been calculated using certain preliminary information and reflects the following impact on the unaudited condensed combined pro forma balance sheet:

•	An increase of $89,828 in Other assets related to the expected receivable from the tax authorities; and

•	An increase of $89,828 in Other liabilities related to the future reimbursement of this amount to DuPont in accordance with the Tax Matters Agreement.

f)

On January 22, 2021, DuPont, N&B and IFF entered into an amendment to the Separation Agreement which provided for certain cash balances held by N&B entities immediately prior to the Distribution, and prior to the payment of the Special Cash Payment, to remain with those entities in order to ensure the operations of those entities would not be disrupted. To facilitate the transfer of closing cash to DuPont, a bank overdraft was taken out by N&B equal to the amount of these cash balances, the proceeds of such bank overdraft were transferred to DuPont prior to the Distribution, and the obligation of the bank overdraft remained with N&B. A pro forma adjustment has been posted to reflect the impact of these transactions. The following adjustments have been posted to the unaudited condensed combined pro forma balance sheet:

•	An increase of $102,082 in Cash and cash equivalents related to the expected amount of cash remaining at N&B entities; and

•

An increase of $102,082 in Bank borrowings, overdrafts and current portion of long-term debt related to the bank overdraft remaining with N&B in accordance with the amendment to the Separation Agreement.

5) PRE-MERGER ADJUSTMENTS

Prior to the effective time of the Merger, and as a condition to the Distribution, N&B was required to make the Special Cash Payment to DuPont pursuant to the Separation Agreement. The amount of the Special Cash Payment was equal to a cash dividend of $7,306,000, as adjusted by certain items provided under the Separation Agreement. The Special Cash Payment was to be adjusted (i) upwards or downwards depending on the extent that the actual net working capital of N&B and the members of the N&B Group as of immediately prior to the Distribution is greater or less than specified target amounts of net working capital for N&B and the members of the N&B Group as of such time, (ii) downwards to the extent N&B and the members of the N&B Group were liable for indebtedness other than the N&B Debt Financing and (iii) upward to reimburse DuPont with respect to certain specified expenses, principally certain commitment fees in connection with the N&B Debt Financing and certain post-closing employee payments. The Special Cash Payment was made immediately prior to the Distribution based on estimates of the items set forth in (i)-(iii) of the preceding sentence. To the extent the actual amounts in respect of those items differs from the estimates utilized in the calculation of the Special Cash Payment paid immediately prior to the Distribution, the parties will make a subsequent corrective payment following the closing of the Merger.

The estimated amount for these adjustments, as detailed below, was $53,477, which includes financing fees incurred or paid by DuPont prior to the Distribution, and an adjustment for existing indebtedness. The following table summarizes the calculation of the Special Cash Payment paid prior to effective time of the Merger:

(in USD ‘000)
Base cash dividend amount	7,306,000
Adjustments as per the Separation Agreement
Plus: Working Capital Adjustment	—
Less: Spinco Indebtedness	(13,799)
Plus: Spinco Expense Reimbursement	67,276
Less: French Consideration	—

Special Cash Payment to DuPont	7,359,477

N&B, with the coordination from IFF, financed the Special Cash Payment with the issuance of $7,500,000 of newly issued debt which, pursuant to ASC 805, has been assumed by the combined company in the Merger. The financing consists of (i) issuing senior unsecured notes of $6,250,000 (referred to as the Notes) with maturities ranging from 2 – 30 years, and (ii) senior unsecured term loans under the Term Loan Facility referred to below of $1,250,000.

On January 17, 2020, N&B entered into a term loan credit agreement in an aggregate principal amount of up to $1,250,000 (referred to in this filing as the Term Loan Facility). The Term Loan Facility included a $625,000 three-year tranche and a $625,000 five-year tranche (collectively, the Term Loans and, together with the Notes, are referred to in this filing as the Permanent Financing) and had a weighted average interest rate on drawdown of 1.68% per annum. The proceeds from the Term Loans were drawn down on February 1, 2021, prior to the closing of the Transactions.

On September 16, 2020, N&B completed an offering in the aggregate principal amount of $6,250,000 of senior unsecured notes in six series, comprised of the following: $300,000 aggregate principal amount of 0.697% Senior Notes due 2022; $1,000,000 aggregate principal amount of 1.230% Senior Notes due 2025; $1,200,000 aggregate principal amount of 1.832% Senior Notes due 2027; $1,500,000 aggregate principal amount of 2.300% Senior Notes due 2030; $750,000 aggregate principal amount of 3.268% Senior Notes due 2040; and $1,500,000 aggregate principal amount of 3.468% Senior Notes due 2050. The Notes were sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S, under the Securities Act. Each series of Notes was issued under an indenture, dated September 16, 2020 (the “Indenture”), between N&B and U.S. Bank National Association, as trustee (the “Trustee”), and are senior unsecured obligations of N&B, to be guaranteed by IFF upon consummation of the Merger. At the election of N&B and IFF, IFF may agree to assume all of N&B’s obligations under the Notes, whereupon N&B shall be released from such obligations, which assumption is expected to occur after the Second Merger. The Notes have a weighted average interest rate of 2.47% per annum. Refer to Note 10 of the financial statements of the N&B Business for the nine months ended September 30, 2020.

The net proceeds from the Notes were deposited into an escrow account, subject to the terms and conditions of the escrow agreement, dated September 16, 2020, by and among N&B, the Trustee and U.S. Bank National Association, as escrow agent and have been used to partially fund the Special Cash Payment, as detailed above, and pay the related financing fees and expenses.

The historical balance sheet of the N&B Business reflects $6,205,817 of net proceeds from the Notes included in non-current Restricted cash. Such Restricted cash was subsequently used to distribute the Special Cash Payment to DuPont prior to the consummation of the Merger, along with the proceeds of the Term Loan Facility. A pro forma adjustment of $6,205,817 has been posted to the unaudited condensed combined balance sheet to reclassify the Notes proceeds from Restricted cash to Cash and cash equivalents, since such proceeds were no longer restricted upon the closing of the Transactions.

Estimated debt issuance costs of $59,984 have been incurred for the Permanent Financing of which $44,031 were deducted from the proceeds of the Permanent Financing and $15,953 would be paid by DuPont.

The following pro forma adjustments have been recorded in the unaudited condensed combined pro forma balance sheet in relation to the Term Loans (in USD thousands):

As of September 30, 2020
Term Loans	1,250,000
Debt issuance costs	(1,763)

Pro forma adjustments to Long-term debt	1,248,237

No pro forma adjustment has been posted to Long-term debt in relation to the Notes since the Notes have already been included in the historical balance sheet of the N&B Business as of September 30, 2020. However, a pro forma adjustment has been posted to Other current liabilities to eliminate the accrued interest and financing fees of $11,481 in relation to the Notes. Refer to Note 7 for further details on the fair valuation of the Notes.

During the nine months ended September 30, 2020, an Interest expense of $6,387 in relation to the Notes has been recognized in the historical statement of operations of the N&B Business. A pro forma adjustment has been posted to reflect the incremental Interest expense in relation to the Permanent Financing. Additionally, an interest expense of $48,198 is currently reflected in the N&B Business’s historical combined statement of operations for the nine months ended September 30, 2020. This expense will not affect the statements of income beyond 12 months after the acquisition date. The following pro forma adjustments have been recorded in the unaudited condensed combined pro forma statements of income (in USD thousands):

	Nine months ended September 30, 2020	Year ended December 31, 2019
Interest expense on the Term Loans	15,746	20,996
Interest expense on the Notes	114,786	153,048
Less: Interest expense on the Notes included in the N&B Business historical statement of operations	(6,387)	—

Pro forma adjustments to Interest expense	124,145	174,044

The weighted-average interest rate on the Term Loans and the Notes as of the issuance is 2.34%. The tax impact of the pro forma adjustment to Interest expense is estimated at a weighted average rate of 22.5%, which represents a blended federal and state income tax rate in effect in the United States as applicable to IFF.

IFF and N&B entered into a debt commitment letter with Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC, and Credit Suisse AG, under which N&B obtained a 364-day senior unsecured bridge loan facility of up to $7,500,000 (referred to in this document as the Bridge Facility). On January 17, 2020, N&B entered into the Term Loan Facility, which reduced the commitments under the Bridge Facility to $6,250,000. On September 16, 2020, N&B issued $6,250,000 in aggregate principal amount of the Notes, which reduced the remaining commitments under the Bridge Facility in their entirety. The Bridge Facility was also terminated as of such date. However, the Separation Agreement provides that certain fees with respect to the financing arrangements that are paid by DuPont prior to the closing of the Transactions would be reimbursed to DuPont by an increase in the amount of the Special Cash Payment to be paid by N&B to DuPont prior to the Distribution. As such, the payment of the financing fees in relation to the Bridge Facility and the Permanent Financing amounting to $67,267 has been adjusted in the calculation of the Special Cash Payment.

The following table summarizes the Pre-merger pro forma adjustments posted to Cash and cash equivalents:

(in USD ‘000)
Proceeds from debt financing	1,250,000
Reclassification from Restricted cash	6,205,817
Payment of the Special Cash Payment	(7,359,477)
Separation adjustment related to cash at N&B entities (Note 4f)	102,082

Pro forma adjustment to Cash and cash equivalents	198,422

The following table summarizes Pre-merger pro forma adjustments posted to Other assets, Other current liabilities and Other liabilities (in USD ‘000):

	Other assets	Other current liabilities	Other liabilities
Separation adjustment related to defined benefit plans (Note 4a)	236	—	—
Separation adjustment related to certain new facilities leases (Note 4d)	312,206	21,880	290,326
Separation adjustment related to tax indemnification receivable and payable (Note 4e)	89,828	—	89,828
Reversal of accrued interest and financing fee (Note 5)	—	(11,481)	—

Pro forma adjustment	402,270	10,399	380,154

Further, the following table summarizes the Pre-merger pro forma adjustments posted to Parent company net investment:

(in USD ‘000)
Payment of the Special Cash Payment	(7,359,477)
Reversal of accrued interest and financing fee	11,481
Elimination of tax on accrued interest and financing fee	(2,675)
Debt issuance costs paid by DuPont	1,763
Separation adjustment related to defined benefit plans (Note 4a)	(45,279)
Separation adjustment related to property, plant and equipment (Note 4b)	22,356
Separation adjustment related to Trade Name (Note 4c)	(219,447)

Pro forma adjustment to Parent company net investment	(7,591,278)

6)	ESTIMATED PRELIMINARY PURCHASE CONSIDERATION

Pursuant to the Transactions, the N&B shares held by DuPont’s stockholders have been converted into the number of shares of IFF common stock such that immediately after the Merger such DuPont stockholders collectively own approximately 55.4% of IFF common stock on a fully diluted basis, and IFF shareholders collectively own approximately 44.6% of IFF common stock on a fully diluted basis.

The following table represents the preliminary estimate of the purchase consideration paid in the Transactions (in USD thousands, except share and per share data):

Number of fully diluted shares of IFF common stock(6a)	114,108,747
Share issuance ratio(6b)	1.24215
Number of shares of IFF common stock to be issued to former DuPont stockholders	141,740,461
IFF share price(6c)	112.38

Fair value of equity shares to be issued	15,928,793

Estimated preliminary purchase consideration	15,928,793

Notes:

a.	Number of fully diluted shares of IFF common stock

Number of shares of IFF common stock issued and outstanding (excluding stock held in treasury)	106,781,557
Number of shares issuable upon settlement of Tangible Equity Units (“TEU”) (Note 6d)	6,334,350
Number of shares issuable upon conversion of equity awards	992,840

114,108,747

b.	The number of shares of IFF common stock issued is equal to the number of fully diluted shares of IFF common stock multiplied by the quotient of 55.4% / 44.6% in accordance with the Merger Agreement.

c.	Closing price of one share of IFF common stock on the New York Stock Exchange on January 29, 2021.

d.	Unless settled early, the stock purchase contract portion of each TEU will be settled based on the 20-day volume-weighted average price (“VWAP”) of IFF common stock as follows:

VWAP of IFF common stock	Common stock issued
Equal to or greater than $159.54 Less than $ 159.54, but greater than $130.25 Less than or equal to $130.25	0.3134 shares (minimum settlement rate) $50 divided by VWAP 0.3839 shares (maximum settlement rate)

For the purpose of this calculation, the number of shares issuable upon settlement of the TEUs is determined based on the 20-day VWAP of one share of IFF common stock on the New York Stock Exchange as of January 29, 2021 as calculated below:

20-Day VWAP as of January 29, 2021	$115.94
Common stock issued per TEU	0.3839
Total number of TEUs outstanding	16,500,000
Number of shares issuable upon settlement of TEU	6,334,350

The estimated preliminary purchase consideration reflected in the unaudited condensed combined pro forma financial information does not purport to represent what the actual purchase consideration will be when the Transactions close. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid were measured on the closing date of the Transactions at the then-current market price.

IFF has issued new equity shares as purchase consideration to those DuPont’s stockholders that receive shares of N&B common stock in the Distribution, subject to IFF shareholders’ approval (which approval has been obtained on August 27, 2020). In addition, the unaudited condensed combined pro forma balance sheet has been adjusted to eliminate the N&B Business’s Parent company net investment, which represents the historical book value of the N&B Business’s net assets, as a result of the Transactions.

The following pro forma adjustments have been recorded to equity balances in the unaudited condensed combined pro forma balance sheet (in USD thousands):

	Removal of N&B’s equity	Purchase consideration issued to DuPont stockholders	Pro forma adjustment
Common stock	—	17,718	17,718
Capital in excess of par value	—	15,911,075	15,911,075
Parent company net investment	(11,565,693)	—	(11,565,693)
Accumulated other comprehensive loss	611,308	—	611,308

7)	ESTIMATED PURCHASE PRICE ALLOCATION

In the unaudited condensed combined pro forma balance sheet, IFF’s estimated preliminary purchase price to acquire N&B has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of their respective fair values. Accordingly, the unaudited condensed combined pro forma financial information includes a preliminary allocation of the purchase price based on the assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

As of the date of this filing, IFF has not completed a full, detailed valuation analysis necessary to determine the fair values of the N&B Business’s identifiable assets acquired, liabilities assumed and noncontrolling interest. The preliminary purchase price allocation presented below is based on IFF management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by IFF.

Significant judgment is required to estimate the fair value of long-lived tangible and intangible assets acquired and in assigning their respective useful lives. The fair value estimates are based on available historical information, future expectations and assumptions deemed reasonable by management, but are inherently uncertain. The preliminary fair values of intangible assets are generally determined using an income method, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates, discount rate and profitability), royalty rates used in the relief of royalty method, customer attrition rates, product obsolescence factors, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions. Determining the useful life of an intangible asset also requires significant judgment. Most of the acquired intangible assets (e.g., Product Trade Names, Developed Technology, and Customer Relationships) are expected to have finite useful lives, with the exception of the Corporate Trade Names and In-Process Research and Development which are expected to have indefinite useful lives. Further, the preliminary calculation of In-Process Research and Development has been performed based on publicly available benchmarking information, as there are limitations on the type of information that can be exchanged between IFF and N&B. The costs of finite-lived intangible assets are amortized through expense over their estimated lives.

The estimated values of the assets acquired and liabilities assumed are preliminary. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited condensed combined pro forma financial statements.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by IFF in the Merger, reconciled to the estimated preliminary purchase consideration paid (in USD thousands):

	Historical N&B after reclassification	Pre-merger adjustments	Fair value adjustments	Fair value
	(Note 3)	(Note 4, 5)
Purchase consideration				15,928,793
Identifiable net assets:
Cash and cash equivalents	—	198,422	—	198,422
Inventories	1,438,467	—	422,633	1,861,100
Property, plant and equipment	2,988,527	22,356	400,217	3,411,100
Identifiable intangible assets	3,360,279	(290,813)	6,041,784	9,111,250
Deferred tax assets	26,684	41,610	—	68,294
All other assets (excluding goodwill)	7,808,927	(5,803,547)	—	2,005,380
Deferred tax liabilities	(869,809)	68,691	(1,623,940)	(2,425,058)
Long-term debt	(6,191,782)	(1,248,237)	(243,738)	(7,683,757)
All other liabilities	(1,334,333)	(640,978)	—	(1,975,311)

Total identifiable net assets	7,226,960	(7,652,496)	4,996,956	4,571,420
Noncontrolling interests	(26,088)	—	—	(26,088)
Goodwill	11,406,009	—	(22,548)	11,383,461

Total	18,606,881	(7,652,496)	4,974,408	15,928,793

Net assets acquired include the debt incurred by N&B to pay the Special Cash Payment to DuPont, additional pension and post-retirement assets and obligations and property, plant and equipment transferred to N&B. See Notes 4 and 5 for further details.

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect the elimination of the N&B Business’s historical goodwill of $11,406,009 and to record goodwill resulting from the Transactions of $11,383,476. Recorded goodwill is calculated as the difference between the fair value of the purchase price paid and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed as calculated above. The value of residual goodwill is not amortized, but is tested at least annually for impairment.

The unaudited condensed combined pro forma balance sheet has been adjusted to step up the N&B Business’s inventory to a fair value of $1,861,100, an increase of $422,633 from the carrying value. This fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their highest and best use. The final fair value determination for inventories may differ from this preliminary determination. An adjustment of $422,633 has also been posted to the unaudited condensed combined pro forma statements of income for the year ended December 31, 2019 related to the write-off of such step up of inventory. These adjustments have been tax effected at the rate of 22.32%. These adjustments will not impact the statement of income beyond 12 months of the acquisition date.

The unaudited condensed combined pro forma balance sheet has been adjusted to step up the N&B Business’s property, plant and equipment to a fair value of $3,411,100, an increase of $400,217 from the carrying value. Personal property assets such as computer hardware and software, furniture, fixtures and equipment were valued based on a trending and depreciation analysis in order to estimate a preliminary fair value adjustment with the information currently available. For real property assets, IFF does not have sufficient information available to make a reasonable preliminary estimate of the fair value adjustment at this time. Therefore, no adjustment has been recorded to modify the current book value for the real property assets. These estimates of fair value are preliminary and could vary materially from the final fair value based on future analyses. The unaudited condensed combined pro forma statements of income have been adjusted to recognize an additional depreciation expense of $26,101 for the nine months ended September 30, 2020 and $34,801 for the year ended December 31, 2019 related to the increased basis under Cost of goods sold. The additional depreciation expense is computed with the assumption that the assets will be depreciated over the remaining estimated useful lives on a straight-line basis.

As part of the preliminary valuation analysis, IFF identified certain intangible assets which included Trade Names, Customer Relationships, Developed Technology, and In-Process Research and Development. The remaining useful life of the acquired intangible assets was estimated based on a preliminary estimate of the period over which substantially all of the cumulative discounted cash flows are expected to be realized. The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The pro forma adjustment to recognize additional amortization expense related to the increased basis of the intangible assets has been computed with the assumption that these will be amortized over the estimated useful lives on a straight-line basis as IFF management continues to evaluate the pattern of the economic benefits.

The following table summarizes the estimated fair values of the N&B Business’s identifiable intangible assets and their estimated useful lives and amortization expense based on a straight-line method (in USD thousands):

	Estimated fair value	Estimated useful life (in years)	Amortization expense for the nine months ended September 30, 2020	Amortization expense for the year ended December 31, 2019
Indefinite lived intangible assets
In-process research and development	140,000	Indefinite	—	—
Finite lived intangible assets
Trade Names	301,250	4 to 13 years	19,479	25,972
Customer Relationships	6,180,000	14 to 26 years	231,750	309,000
Developed Technology	2,490,000	9 to 14 years	162,391	216,522

	9,111,250		413,620	551,494

Less: historical amortization expense			(227,359)	(301,315)

Pro forma adjustment			186,261	250,179

A 10% change in the valuation of intangible assets and property, plant and equipment would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the amortization and depreciation expense by $41,362 and $2,610 for the nine months ended September 30, 2020 and by $55,149 and $3,480 for the year ended December 31, 2019, respectively.

The estimated tax impact of the fair market value adjustments on the amortization expense is reflected in the unaudited condensed combined pro forma statements of income using the weighted average statutory tax rate of the jurisdictions expected to be impacted. The actual deferred tax assets and liabilities may differ materially based on changes resulting from finalizing the allocation of the purchase price and valuing the assets acquired and liabilities assumed and tax basis step ups resulting from the Transactions that are not reasonably estimable for the purposes of these pro forma financial statements. The estimated tax impact of the fair market value adjustments on the depreciation and amortization expense is reflected in the unaudited condensed combined pro forma statements of income using the weighted average rate of 24.54% for the nine months ended September 30, 2020 and 22.32% for the year ended December 31, 2019, which were based on the statutory tax rates of the jurisdictions expected to be impacted for the periods presented.

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect the fair value of the Notes and Term Loans. The fair value of the Notes was determined on the basis of unadjusted quoted prices on an over-the-counter market. These purchase price allocation adjustments to the fair valuation of Long-term debt resulted in a decrease in Interest expense of $12,700 for the nine months ended September 30, 2020 and $16,934 for the year ended December 31, 2019. The impact on Interest expense was tax effected at the rate of 22.5%, resulting in a pro forma adjustment to income tax expense of $2,857 for the nine months ended September 30, 2020 and $3,810 for the year ended December 31, 2019.

8)	OTHER PRO FORMA ADJUSTMENTS

a)

IFF incurred $24,372 and $20,747 of transaction related costs during the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively; with related tax benefits of $904 and $2,354. The N&B Business incurred $292,883 and $46,596 of transaction related costs during the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively; with related tax benefits of $69,236 and $10,840. These transaction related costs are included in the unaudited condensed combined pro forma statements of income. These costs will not affect the statements of income beyond 12 months after the Closing Date.

The unaudited condensed combined pro forma balance sheet has been adjusted to reflect an adjustment for future estimated transaction related costs consisting of professional, legal and other acquisition-related fees. The anticipated costs that are expected to be incurred by IFF through the closing of the Transactions amounting to $91,868 are adjusted in the unaudited condensed combined pro forma balance sheet as a decrease to Cash and cash equivalents and Retained earnings. The unaudited condensed combined pro forma income statement of income for the year ended December 31, 2019 has also been adjusted to reflect the additional anticipated transaction costs and related tax impact. Based on a preliminary analysis of each component of these expenses, a tax impact of $12,907 was recorded. The tax impact was determined by using a blended federal and state statutory income tax rate of 22.5% as applied to the expenses deemed to be deductible for income tax purposes. The unaudited condensed combined pro forma balance sheet and statements of income do not include an adjustment for the N&B Business’s anticipated separation related expenses as these are incurred and paid by DuPont.

b)

The estimated tax impacts of the pro forma adjustments have been reflected in Taxes on income (loss) in the unaudited condensed combined pro forma statements of income by using a tax rate of 24.54% for the nine months ended September 30, 2020 and 22.32% for the year ended December 31, 2019, unless otherwise stated. The estimated tax impacts of the pro forma adjustments have been reflected in Deferred income taxes in the condensed combined pro forma balance sheet by using a tax rate of 24.54%, unless otherwise stated. These tax rates were determined using the weighted average statutory tax rate of the jurisdictions expected to be impacted for each of these periods. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material. The pro forma adjustments do not consider the impact of the changes to legislation due to the ongoing outbreak of the COVID-19 pandemic.

The estimate of the deferred income tax liabilities resulting from the fair value adjustments for the inventory, property, plant and equipment and identifiable intangible assets acquired is preliminary and is subject to change based upon final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed in the Transactions.

The pro forma adjustments to Taxes on income (loss) for the nine months ended September 30, 2020 and for the year ended December 31, 2019 reflect the aggregate pro forma income tax effects of the following adjustments reflected in the unaudited condensed combined pro forma statements of income (in USD thousands):

	For the nine months ended September 30, 2020		For the year ended December 31, 2019
	Pre-merger adjustments	Merger adjustments	Pre-merger adjustments	Merger adjustments
Tax effect of incremental amortization expense adjustment (Note 7)	—	(45,709)	—	(55,840)
Tax effect of incremental depreciation expense adjustment (Note 7)	—	(6,405)	—	(7,768)
Tax effect of separation adjustment related to trade names (Note 4c)	205,268	—	10,707	—
Tax effect of interest expense adjustment (Note 5, 7)	(27,933)	2,857	(39,160)	3,810
Tax effect of inventory adjustment (Note 7)	—	—	—	(94,332)
Tax effect of anticipated transaction related costs (Note 8a)	—	—	—	(12,907)

	177,335	(49,257)	(28,453)	(167,037)

The pro forma adjustments to Deferred income taxes, Deferred income tax assets, and Current tax liabilities included within Other current liabilities, reflect the aggregate pro forma income tax effects of the following adjustments reflected in the unaudited condensed combined pro forma balance sheet (in USD thousands):

	Pro forma adjustment
	Other current liabilities	Deferred income taxes	Deferred income tax assets
Pre-merger adjustments
Tax effect of reversal of financing fee (Note 5)	—	2,675	—
Tax effect of separation adjustment related to defined benefit pension plans (Note 4a)	—	—	41,610
Tax effect of separation adjustment related to trade names (Note 4c)	—	(71,366)	—

	—	(68,691)	41,610

Merger adjustments
Tax effect of transaction related costs (Note 8a)	(12,907)	—	—
Tax effect of PPA adjustments (Note 7)	—	1,623,940	—

	(12,907)	1,623,940	—

9)	PRO FORMA INCOME (LOSS) PER SHARE

The pro forma income (loss) per share of common stock for the nine months ended September 30, 2020 and for the year ended December 31, 2019 have been calculated based on the estimated weighted average number of shares of IFF’s common stock that would have been outstanding on a pro forma basis. The pro forma weighted average number of shares outstanding was derived using IFF’s historical weighted average number of shares outstanding after giving effect to the preliminary estimated number of shares of IFF common stock to be issued as part of purchase consideration calculated pursuant to the Merger Agreement. For the year ended December 31, 2019, there was no difference in the weighted average number of common shares used for the calculation of pro forma basic and diluted loss per share as the effect of all potentially dilutive shares outstanding would have been anti-dilutive. For the purposes of the pro forma earnings per share calculations, the shares issued in connection with the Merger were considered issued and outstanding as of January 1, 2019. Pro forma income (loss) per share calculations do not consider the impact of issuance of common stock to TEU holders and equity award holders from July 1, 2020 through the date of acquisition. Per share information for the N&B Business is not presented because the N&B Business did not have outstanding capital stock since its historical combined financial statements have been prepared on a carve-out basis.

The following table presents the calculation of pro forma combined basic and diluted net income (loss) per share of common stock (in thousands, except per share amounts):

	Nine months ended September 30, 2020	Year ended December 31, 2019
Pro forma net income (loss) attributable to common shareholders	231,712	(729,366)
Weighted average number of IFF shares outstanding—basic	112,148	111,966
IFF shares issued to DuPont as part of purchase consideration (Note 6)	141,740	141,740

Pro forma weighted average number shares outstanding—basic	253,888	253,706
Weighted average number of IFF shares outstanding—diluted	113,631	111,966
IFF shares issued to DuPont as part of purchase consideration (Note 6)	141,740	141,740

Pro forma weighted average number shares outstanding—diluted	255,371	253,706
Pro forma net income (loss) per share of common stock – basic	0.91	(2.87)
Pro forma net income (loss) per share of common stock – diluted	0.91	(2.87)